Exhibit 14.1

ENOVA INTERNATIONAL, INC.

Code of Business Conduct and Ethics

Introduction	2
Excelling For Our Shareholders, Customers & Business Partners	2
For Our Shareholders:	3
For Our Customers:	5
For Our Business Partners:	6
Top Talent and Teamwork:	6
Excelling with Integrity by Avoiding Conflicts of Interest	7
Remaining an Entrepreneur while Remaining True to Enova	7
Accountable to Our Communities:	9
Reporting Concerns and Participating in Investigations:	10
Enforcement	11

Introduction

This Code of Business Conduct and Ethics (the “Code”) applies to Enova International, Inc. and its subsidiaries and affiliates (together referred to as the “Company,” “Enova,” “we,” “us,” or “our”), our Associates including our officers (our “Officers”), each member of Enova’s Board of Directors (each, a “Director”), and all of our agents and contractors. Any waiver of the application of this Code must be approved by our Board of Directors or its designated committee and must be disclosed to the extent required by law or regulation.

We refer to employees, including our Officers, as “Associates,” as we believe every employee is associated with, and critical to, our success. Associates will see that our Code is very closely aligned with our Values, which serve as the foundation for how we think, reason, act and interact with each other, our customers, shareholders, vendors and other stakeholders. These Values, which are the keys to our success are:

•	Customer First - Our hardworking customers deserve options. We deliver services they want beyond their expectations.

•	‘Best’ Answer Wins - Loudness and rank lose. Challenge assumptions and add unique perspective to create the best solution.

•	Accountable for Results - Take ownership. Acknowledge mistakes to learn. Quickly simplify and constantly improve.

•	Top Talent and Teamwork - We hire and develop the best. We work in small, focused teams, allowing diversity of thought but singular purpose.

•	Operate as an Owner - Think big and move fast. Always be willing to roll up your sleeves. Use resources like they’re your own.

Associates are expected to use sound judgment, live and uphold our Values and avoid situations that might reflect unfavorably upon themselves or Enova. This Code does not create an actual or implied contract between any Associate and Enova or guarantee any particular term or condition of employment. Associates are expected to comply with Enova’s compliance and regulatory policies, our Associate handbook, and other workplace rules, all of which supplement this Code. What follows are a set of guidelines and expectations – you’ll notice right away that we did not cover every possible situation – that said, we are confident you will use sound judgment and apply the Code to everything you do at Enova. An Associate who does not comply with the standards set forth in this Code may be subject to discipline in light of the nature of the violation, up to and including termination. Nonetheless, if you have a concern, need clarity or are just curious, ASK!

Excelling For Our Shareholders, Customers & Business Partners

Our Mission: We help hardworking people fulfill their financial responsibilities with fast, trustworthy credit.

To accomplish our Mission, we maintain an uncompromising commitment to customer service, Associate advancement, shareholder value and enhancement of our industry. Our commitment is to excellence, and our measure of success is the satisfaction of our customers, shareholders, and business partners.

As we enjoy the success of Enova and recognize its accomplishments, we must never relax our sense of urgency to push forward with new ideas and improved performance. Our goals cannot be achieved by any one individual, but rather by a commitment from our entire team of Top Talent.

For Our Shareholders:

Operating as Owners, we recognize that our shareholders have invested in our success and expect a fair and reasonable return on their investment. We expect Associates to share a commitment to protect our assets and manage our business in the best interests of our shareholders.

Compliance with Laws

We must abide by the rules and regulations of the Securities and Exchange Commission (“SEC”), the New York Stock Exchange (“NYSE”), federal, state, local and foreign laws and regulations applicable to our operations, including but not limited to those pertaining to domestic and foreign consumer financial protection. Following the letter and spirit of laws, rules and regulations is a minimum requirement that we commit to exceed every day.

Records Management

Associates are expected to follow the records retention and destruction policies. It is our policy not to destroy or alter our records or documents (no matter the type of medium or the manner stored) in response to or in anticipation of any legal proceeding or government inquiry or investigation. No person is allowed to alter, destroy, mutilate or conceal a record, document or other object with the intent to impair its availability for use in an official proceeding. Additionally, no person may knowingly alter, cover up, falsify or make a false entry in any record, document or object with the intent to impede or obstruct the investigation or administration of any matter.

Disclosure Controls and Procedures

We are committed to promoting the full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and otherwise communicate to the public.

Full and Fair Disclosure

Any disclosure of Enova’s material nonpublic information must be made in accordance with Enova’s Corporate Disclosure/Regulation FD Policy.

Prohibition on Improper Influence on Conduct of Audits

It is prohibited for any Officer or Director, or any person acting under their direction, to attempt to coerce, manipulate, mislead, or fraudulently influence the independent auditors selected to audit or review our financial statements.

Values Check

•	Do not enter any false or artificial information in our records or reporting systems

•	Do not destroy or alter our records or documents (no matter the type of medium or the manner stored) in response to or in anticipation of any legal proceeding or government inquiry or investigation

•	Support the effectiveness of our disclosure controls and procedures

•	Keep all material nonpublic information about Enova strictly confidential unless and until Enova makes an authorized press release or other authorized public communication or filing

•	Cooperate with and provide Enova’s independent auditor accurate, timely and truthful information

Information to the Public

We will provide timely public dissemination of material information about our business through authorized Associates. Communications or online activities by Associates must comply with Enova’s Acceptable Use and Social Media policies. Requests from the media, analysts or shareholders about Enova’s performance or financial situation must be forwarded for review by our Chief Executive Officer, Chief Financial Officer, General Counsel or our Investor, Government or Public Relations Associates having responsibility for these matters. All disclosure of Enova information must be made in accordance with Enova’s Corporate Disclosure/Regulation FD Policy.

Values Check

•	Generally, Associates are not authorized to discuss Enova’s financial, business, legal or other information with the press or on any internet/intranet site or other “discussion board,” “chat room,” “social media” site or similar forum

•	Rule of thumb: If you aren’t sure whether you are authorized to discuss company business externally, you probably aren’t. When in doubt, ask your manager.

Insider Trading and Confidential Information Policy

Associates may come into possession of “material nonpublic information” concerning Enova or third parties with whom Enova does business. Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision whether to trade in a security, or if the information (if made public) likely would affect the market price of the security. Generally, trading in a company’s securities (including options and other derivatives) while in possession of material non-public information about the company is “insider trading” and is a violation of the law. It is equally wrong to disclose information to others who then trade on that information. That is known as “tipping,” and is just as illegal as if you had made the trades yourself.

All Associates are expected to respect and maintain the confidentiality of information entrusted to them by the Enova except when authorized or otherwise legally obligated to disclose it. Enova’s Confidentiality and Non-Disclosure Agreement provides definitions of confidential information, details of restrictions of use and other important details.

Values Check

•	Consult Enova’s Insider Trading Policy on Enova’s Intranet prior to trading in Enova’s securities. Enova’s Insider Trading Policy provides definitions, restrictions and other important details.

•	Don’t trade on “material non-public information”

•	Don’t disclose or “tip” any material nonpublic information to family, friends or others outside of Enova

•	Don’t transmit or post (in or by any medium) any inside information about Enova, its subsidiaries, customers or business partners without prior authorization

Protecting Enova’s Assets and Intellectual Property

Every Associate is personally responsible to use our assets efficiently and only for lawful, business related purposes approved by management. Associates should help us protect our assets from misuse, theft, damage or other loss. Every day, Associates will use Enova’s intellectual property in the course of work, or other proprietary and/or non-public information that we consider to be protected trade secrets. These valuable assets separate us from the competition and enable us to continue to provide superior products and services to customers. Associates must help Enova maintain the value of its intellectual property by using care to keep our trade secrets and other nonpublic information confidential.

Values Check

•	Enova’s assets are for Associates’ (and in limited instances, contractors’ or vendors’) use only and only for legitimate business purposes

•	Consult Enova’s Acceptable Use Policy in the Associate Handbook for guidance on use of assets

•	Take steps to limit access to our intellectual property and other non-public information to those Associates who are authorized to use that information in the course of his/her job

•	If you don’t know if you should share proprietary information with someone, ask your manager

•	Downloading, emailing copies of, or otherwise distributing or using nonpublic information outside the scope of your employment is not protecting Enova’s intellectual property

For Our Customers:

Our Mission is to help hardworking people fulfill their financial responsibilities with fast, trustworthy credit. Our customers are hard-working, honest people who have been underserved by other financial institutions. We respect the dignity of our customers and work to meet their needs and exceed their expectations, and we do so ethically, honestly, in compliance with applicable laws and standards as well as with integrity and excellence.

Values Check

•	Our marketing and advertising must be truthful, non-deceptive, fair, and backed up by accurate data

•	We do not take advantage of our customers through manipulation, concealment, abuse of privileged information, misrepresentation, or any other unfair dealing practice

Protecting Information about Others

As we work, many of us will have access to our customers’, Associates’, applicants’ and business partners’ sensitive, personal and confidential information. Associates are committed to protecting that information.

Commitment to Quality

Without customers, there is no Enova. Our long-term reputation and business viability depend upon our continued maintenance of high quality in the products and services we provide so we are committed to providing our customers with honest, confidential, high quality and friendly services.

Values Check

•	Conduct yourself as an ambassador of Enova, even if your job is not customer-facing

•	Be honest, confidential, and friendly when interacting with customers, business partners and vendors

•	Enova provides services to any customer or potential customer without regard to any classification protected by the laws in the areas in which we do business

For Our Business Partners:

We will negotiate hard to obtain the best possible value for the goods and services we require, and we will do so fairly and without deception. In addition, we conduct appropriate due diligence when selecting vendors to ensure that we do not do business with or retain the services of any vendor we know violates our Code and/or any applicable laws, or who have reputations that could harm our business. Also, we don’t retain the services of others to do things that Enova would not do directly because it would violate the law or this Code.

Top Talent and Teamwork:

We recognize that Enova’s continued ability to deliver world class customer service depends upon the great results of Enova’s Top Talent. We value a wide range of differences and perspectives, as those allow us to arrive at the Best Answer. With that in mind, Enova proudly offers a culturally rich, collaborative and entrepreneurial environment.

Respecting Each Other

Enova is committed to providing a workplace free from harassment and/or discrimination and believes harassment, discrimination and/or retaliation in any form undermines the integrity of the employment relationship. Enova prohibits discrimination, harassment and retaliation of any kind. Any harassing, discriminating or retaliatory behavior, whether committed by management, non-management staff or third parties (such as vendors, suppliers, or customers), is prohibited. This applies to harassment, discrimination and/or retaliation that violates any applicable law and also prohibits conduct that may not necessarily be illegal but may be determined to be inconsistent with Enova’s policies and Values.

Values Check

•	Treat every Associate with fairness, dignity and respect and be aware of how others react to what you say and do

•	Base all employment decisions only on characteristics that advance Enova’s interests and Values, by considering: job performance, talents, skills, potential and other business-related factors

•	Become familiar with our policies on equal employment, discrimination and harassment, and retaliation, which are located in our Associate Handbook and on Enova’s Intranet

•	Report harassment or other inappropriate conduct when it occurs in accordance with policy

•	Avoid any conduct that can be perceived by others as being based on any protected characteristics

Developing and Rewarding Top Talent

Enova is committed to the continued training and development of all Associates. Therefore, we provide training to ensure compliance with all federal, state, local and foreign laws and regulations applicable to our operations. This training and development includes but is not limited to domestic and foreign consumer financial protection, laws and regulations, and development courses and opportunities so Associates can effectively carry out their job responsibilities, pursue their careers and achieve professional goals.

Excelling with Integrity by Avoiding Conflicts of Interest

As a general rule, we must act in Enova’s best interests at all times, by applying good judgment and not allowing private interests to interfere, or appear to interfere, with Enova’s best interests. We devote many of our waking hours doing something to advance Enova’s mission. As a result, it may seem like personal lives are intertwined with professional lives, which can cloud our ability to exercise objectivity when making business decisions. Don’t let that happen.

Given that you’re here, we know Enova’s Values and interests align with yours. But when you don’t think they do, a good general guideline to follow when you are required to make any business decision or take any action while working here, is that you must consider the best interests of Enova as a whole, and not the impact on your personal relationships or benefit. If you have any reason to believe you are encountering a conflict of interest – ask your manager. We are committed to promoting the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. We will discuss your concerns to guide you to the Best Answer.

Values Check

We realize that your work at Enova is too diverse and complicated for us to account for every possible scenario, but as a general guide:

•	Do advance Enova’s interests when the opportunity arises

•	Do disclose to us any situation you identify as possibly involving a conflict of interest of you, a fellow associate, or someone with whom we do business

•	If it’s possible that an action you take will make it difficult to perform your work objectively and effectively, don’t take it

•	For more information on how to report your concerns, please refer to the “Reporting Concerns” Section in this Code

Remaining an Entrepreneur while Remaining True to Enova

Despite Enova’s growth, we remain at our core, entrepreneurial and seek to maintain our “start-up” roots. Enova recognizes that Associates are talented, creative and often explore ideas not related to Enova. We encourage all Associates to continue to experiment and innovate, while at work and at home. Of course while doing so, Associates must remain true to Enova, which means they cannot take steps to compete with Enova or violate any agreements with us or any of our policies.

Values Check

Exploring new ideas and ventures or outside employment unrelated to Enova is encouraged, provided:

•	The work is not competitive with Enova’s actual or demonstrably anticipated business

•	The work does not interfere with job responsibilities or performance at Enova

•	The work does not make use of Enova’s property, trade secrets, nonpublic information or know-how

•	The work does not violate any agreements with Enova (including intellectual property, confidentiality and non-solicitation agreements) and does not violate any Enova policies (including our Acceptable Use Policy)

•	Associates don’t solicit any customers, suppliers or other third party to the detriment of Enova

•	Associates don’t solicit any other Associate to leave Enova or violate these guidelines

Business Referrals

Avoid personally attempting to give or steer Enova’s business transactions to companies in which you, your relative(s) and/or your friend(s) have a financial or other interest, for the purpose of benefiting you, your relative(s) and/or friends. Consult your manager and/or the Legal Department on any questions concerning the application of this policy.

Values Check

Q: My college roommate owns a company that sells a technology that really could help Enova process loans more quickly and more accurately. Am I really not allowed to suggest that Enova should consider purchasing this product?

A: No. We recognize that our personal and professional networks may be valuable resources in identifying the best source of products and services. If you objectively believe your friend’s product is the best possible solution for Enova, present it to your manager while being fully transparent and disclosing the nature of the relationship. You should not, however, participate in or influence any decision-making that involves whether Enova does business with your friend’s company.

Personal Investments

Associates must avoid investments in other companies with which Enova does business if these investments could create the fact or appearance of a conflict of interest. Investing in relatively small positions of publicly-traded securities of other companies is generally not prohibited so long as there is not a violation of Enova’s Insider Trading Policy.

Corporate Opportunities Belong to Enova

If your position enables you to discover a business or investment opportunity that Enova may have an interest in pursuing, you must not divert that opportunity for your own personal gain or for the benefit of any party outside of Enova.

Outside Board Service

You must obtain prior authorization from Enova’s Chief Executive Officer or Chief Compliance Officer for service as a director, general partner, manager, officer or similar position with any privately-held or public business entity or as an appointee to any kind of governmental or quasi-governmental agency or body. Service solely as a director or trustee of nonprofit corporations engaged in charitable activities does not require approval unless that activity could involve improper conflicts of interest. This restriction does not apply to our non-employee Board members who disclose their relationships to us.

Gifts, Gratuities and Business Entertainment

Associates should not offer or accept a gift or gratuity of more than nominal value from any party. In addition, Associates may extend or accept invitations to reasonable meals, public events and similar business activities incurred for bona fide business purposes assuming the costs are not disproportionate to the business purpose and otherwise do not create the fact or appearance of a conflict of interest.

Values Check

•	Don’t ask for or accept anything from a third party if it could leave someone with the impression that the item or service could impact your judgment

•	If you’re worried that you might offend someone or jeopardize a business relationship by turning down a gift, ask for guidance from your manager, an Officer or the Legal Department

•	Avoid sponsoring or accepting invitations to highly expensive events funded with corporate funds or personal celebrations (e.g., a birthday party) with costs paid with corporate funds, at which the business purpose may appear incidental

•	Don’t attend entertainment events that may appear contrary to professional standards of conduct

•	Don’t invite Government officials to entertainment events without first receiving approval from the Chief Compliance Officer or the Legal Department

•	Ask before you offer, give, accept or decline a gift or gratuity

Accountable to Our Communities:

Fair Lending and Lending Nondiscrimination Statement

Enova is committed to treat all applicants and borrowers consistently and in compliance with fair lending laws throughout the loan process, from application to satisfaction, including all areas of collections. No Associate shall, through any means, discriminate against anyone based on any classification protected by federal, state or local law, the fact that all or part of the customer’s income is derived from public assistance programs, disability, family status, or the fact that the customer has exercised their rights under the Federal Consumer Credit Protection Act.

Money Laundering Prevention

Enova is committed to complying with all laws against money laundering that prohibit businesses from accepting or processing proceeds of criminal activities. All Associates must adhere to Enova’s established Bank Secrecy Act/Anti-Money Laundering Compliance Program. Associates responsible for documenting customer transactions should use due care and follow proper procedures for documentation.

Prohibited Corrupt Practices

Enova maintains policies that require compliance with the United States Foreign Corrupt Practices Act, the UK Bribery Act and other anti-corruption laws that apply wherever we do business. Enova’s Associates and agents must not directly or indirectly offer or make a corrupt payment to any domestic or foreign government official, political party or candidate, or employee of any enterprise owned or controlled by a government agency, for the purpose of influencing any official act or inaction, or obtaining, retaining or directing business. Associates must not engage in any form of fraud, including but not limited to embezzlement, theft, hiding or misuse of Enova’s assets, or falsification of its records.

Political Contributions/Lobbying Activity

No Associate may contribute in Enova’s name or on its behalf, any cash, services or property of any kind for or in support of any political candidate, committee, initiative, or activity, without first gaining written approval from Enova’s Chief Executive Officer or the Legal Department. In addition no lobbying efforts or contracts shall be undertaken in Enova’s name or on its behalf without the prior approval of the Legal Department or Chief Compliance Officer.

Prohibited Loans to Officers and Directors

Enova must not, directly or indirectly, extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any Enova Director or Officer and must not guarantee an obligation of any Director or Officer, except as may be permitted under the Sarbanes-Oxley Act of 2002.

Intellectual Property Laws

Enova requires all Associates to conduct our business and use our business systems and facilities in ways that avoid any violations of copyright, trademark, service mark, patent, trade secret or other intellectual property rights held by third parties.

Community Involvement/ Political Contributions

We encourage all Associates to engage in community, charity and political activities and causes of their choosing, so long as these activities do not interfere with their duties to Enova. No Associate may represent that the Associate’s views or activities represent those of Enova. Associates must comply with the Solicitation, Distribution and Access Rules set forth in the Associate Handbook.

Values Check

•	If you’re not sure whether something you’re doing (or plan to do) is legally compliant, consult the Legal Department or the Chief Compliance Officer

•	Understand and seek training on the applicable laws and regulations that impact Enova

•	Engage in activities that maintains or enhance Enova’s standing in the communities we serve

•	Avoid any transaction or activity that even if well-intentioned, could appear to be improper

Reporting Concerns and Participating in Investigations:

All Associates are expected to report any indications of illegal or improper conduct. Here are a few things you should know:

•	Good faith expressions of concerns are protected: to ensure the Best Answer Wins, we encourage Associates to report any good faith concerns of suspected violations of this Code.

•	Report concerns promptly: the sooner we hear about them the sooner we can investigate, act, and resolve.

•	Your assistance with investigations is protected: We will not and cannot retaliate against Associates for assisting with an internal investigation (conducted by us or a third party retained by us) or an investigation conducted by any federal/state agency, or even a member of Congress or its committees.

•	Your candor and full cooperation is expected and required: Associates must fully cooperate with requests from the Enova’s auditors, regulators, internal or external investigators and legal counsel made in connection with any internal or external audit, regulatory exam, internal or government investigation or inspection, legal proceeding or any other similar internal or external process. Full cooperation means responding to requests to the best of your knowledge and as completely, truthfully, clearly and candidly as possible.

•	Don’t submit false reports: If an Associate communicates a concern of illegal or unethical conduct known to be false, he/she is not in alignment with this Code or Enova’s Values.

Values Check - Best Answer Wins — seek guidance first, don’t ask for forgiveness later

When a difficult situation is encountered and believed to involve a breach of this Code, Associates should reach out for help. Enova and this Code provide direction to guide you to a specific Associate or Department, but as a general guideline:

•	Consult with your immediate manager

•	Speak with your one over one manager, or the executive of your group

•	Contact People Resources, the Legal Department, or the Chief Compliance Officer

•	If you prefer to remain anonymous, contact our third party hotline (or the AlertLine) via telephone at .

Enforcement

Role of the Chief Compliance Officer and Audit Committee

Enova has a Chief Compliance Officer who reports directly to the Board’s Audit Committee. The principal responsibilities of the Chief Compliance Officer are to oversee our compliance program, investigate reports of possible violations, and provide periodic reports and evaluations of the effectiveness of this program to the Audit Committee. As necessary or appropriate, the Chief Compliance Officer may delegate such duties to a member of the Legal Department or a member of the Compliance Department. All reports made to our third party hotline, or the AlertLine, that are determined to relate to accounting/auditing practices, internal controls, mail or wire fraud, bribery, kickbacks, embezzlement, or Federal or State Securities Laws are directed to the Chief Compliance Officer.

While it is not practical to specify in advance detailed consequences for every possible Code violation, it is the policy of the Audit Committee that all Associates adhere to this Code. Enforcement actions will be implemented for violations which the Audit Committee determines to have occurred. Enforcement consequences may vary depending on the nature, severity and willful nature of the violation.

ADOPTED BY THE BOARD OF DIRECTORS OF

ENOVA INTERNATIONAL, INC.

ON November 13, 2014